Exhibit 99.3
JOINT FILING AGREEMENT
          In accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, each of the undersigned agrees to the joint filing of a Statement on Schedule 13D (including amendments thereto) with respect to the shares of Common Stock, par value $0.01 per share, of TD Ameritrade Holding Corporation, a Delaware corporation, and further agrees that this Joint Filing Agreement be included as an exhibit to such filings provided that, as contemplated by Rule 13d-1(k)(l)(ii), no person shall be responsible for the completeness or accuracy of the information concerning the other persons making the filing, unless such person knows or has reason to believe that such information is inaccurate. This Joint Filing Agreement may be executed in any number of counterparts, all of which together shall constitute one and the same instrument.

Date: January 24, 2006

/s/ J. Joe Ricketts

J. Joe Ricketts, individually

/s/ Marlene M. Ricketts

Marlene M. Ricketts, individually

RICKETTS GRANDCHILDREN’S TRUST

By:	/s/ John E. Lenihan

First National Bank of Omaha, trustee
Name: John E. Lenihan
Title: Senior Trust Officer